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                                                                    EXHIBIT 2(b)






                    AGREEMENT AND PLAN OF REORGANIZATION


                                   Between


                     FIRST PEOPLES FINANCIAL CORPORATION


                                     and


                          CORESTATES FINANCIAL CORP








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                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE I-THE MERGER ..................................................  1
   SECTION 1.1  Plan of Merger ........................................  1
        (a) Company Common Shares .....................................  1
        (b) No Fractional Shares ......................................  2
        (c) Company Common Share Options ..............................  2
        (d) CoreStates Common Shares ..................................  2
        (e) Anti-Dilution .............................................  2
   SECTION 1.2  The Closing ...........................................  3
   SECTION 1.3  Effective Time of Merger ..............................  3
   SECTION 1.4  Stock Option Agreement ................................  3

ARTICLE II-REPRESENTATIONS AND WARRANTIES .............................  3
   SECTION 2.1  Corporate Standing ....................................  3
   SECTION 2.2  Authorization .........................................  3-4
   SECTION 2.3  Capital Stock .........................................  4-5
   SECTION 2.4  Financial Statements ..................................  5
   SECTION 2.5  Absence of Material Adverse Change ....................  5
   SECTION 2.6  Conduct of Business ...................................  5-6
   SECTION 2.7  CoreStates Common Shares ..............................  6
   SECTION 2.8  Absence of Undisclosed Liabilities ....................  6
   SECTION 2.9  Absence of Defaults under Contracts ...................  6
   SECTION 2.10 SEC Filings ...........................................  6-7
   SECTION 2.11 Registration Statement, Etc. ..........................  7
   SECTION 2.12 Broker's and Finder's Fee .............................  7
   SECTION 2.13 Absence of Litigation .................................  7-8
   SECTION 2.14 Accounting Matters ....................................  8

ARTICLE III-ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY...  8
   SECTION 3.1  Subsidiaries ..........................................  8
   SECTION 3.2  Employee Benefit Plans ................................  8-11
   SECTION 3.3  Reserve for Loan Losses ...............................  11
   SECTION 3.4  Tax Returns ...........................................  11
   SECTION 3.5  Insurance .............................................  11
   SECTION 3.6  Labor Matters .........................................  11-12

ARTICLE IV-CERTAIN COVENANTS OF THE COMPANY ...........................  12
   SECTION 4.1  Conduct of Business ...................................  12

ARTICLE V-ADDITIONAL AGREEMENTS .......................................  12
   SECTION 5.1  CoreStates Registration Statement .....................  12-13
   SECTION 5.2  Investigations ........................................  13
   SECTION 5.3  Press Releases ........................................  13
   SECTION 5.4  Miscellaneous Agreements and Consents .................  13-14
   SECTION 5.5  Other Proposals .......................................  14
   SECTION 5.6  Update Information ....................................  14
   SECTION 5.7  Change of Control .....................................  14

                                      i
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                                                                        Page
                                                                        ----

ARTICLE VI-CONDITIONS PRECEDENT TO CORESTATES' OBLIGATIONS ...........  14
   SECTION 6.1  Representations, Warranties, and Covenants of the
                  Company ............................................  15
   SECTION 6.2  Shareholder Approval .................................  15
   SECTION 6.3  Pending Litigation ...................................  15
   SECTION 6.4  Opinion of Counsel ...................................  15-17
   SECTION 6.5  Required Approvals ...................................  17
   SECTION 6.6  Affiliates' Letters ..................................  17
   SECTION 6.7  Registration Statement ...............................  17
   SECTION 6.8  Auditor's Letter .....................................  17
   SECTION 6.9  Pooling ..............................................  17

ARTICLE VII-CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS ........  18
   SECTION 7.1  Representations, Warranties, and Covenants of
                  CoreStates .........................................  18
   SECTION 7.2  Shareholder Approval .................................  18
   SECTION 7.3  Pending Litigation ...................................  18
   SECTION 7.4  Opinion of Counsel ...................................  18-20
   SECTION 7.5  Required Approvals ...................................  20
   SECTION 7.6  Registration Statement ...............................  20
   SECTION 7.7  Auditor's Letter .....................................  20
   SECTION 7.8  Tax Opinion ..........................................  20-21
   SECTION 7.9  Pooling ..............................................  21

ARTICLE VIII-TERMINATION .............................................  21
   SECTION 8.1  Termination Provisions ...............................  21
           (a)  Mutual Consent .......................................  21
           (b)  Material Breach ......................................  21
           (c)  Approval Date ........................................  21
           (d)  Court Orders .........................................  21
           (e)  Required Approvals ...................................  22
   SECTION 8.2  Approval by Board of Directors .......................  22

ARTICLE IX-AMENDMENT AND WAIVER ......................................  22
   SECTION 9.1  Amendment ............................................  22
   SECTION 9.2  Waiver ...............................................  22

ARTICLE X-MISCELLANEOUS ..............................................  23
   SECTION 10.1  Expenses and Fees ...................................  23
   SECTION 10.2  Termination of Representations and Warranties .......  23
   SECTION 10.3  Notices .............................................  23-24
   SECTION 10.4  Governing Law .......................................  24
   SECTION 10.5  Entire Agreement ....................................  24
   SECTION 10.6  Method of Consent or Waiver .........................  24
   SECTION 10.7  Liability of CoreStates and Company .................  24
   SECTION 10.8  Counterparts ........................................  25
   SECTION 10.9  Headings, Etc .......................................  25
   SECTION 10.10 Indemnification .....................................  25-26
   SECTION 10.11 Employee Benefits ...................................  26
   SECTION 10.12 Employee Contracts and Vested Employee Benefits .....  26

                                     ii
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                                                                        Page
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   SECTION 10.13 Dividends ...........................................  26


EXHIBIT A-Plan of Merger
EXHIBIT B-Stock Option Agreement

                    AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 13, 1992, by and between FIRST PEOPLES FINANCIAL CORPORATION, a New Jersey corporation (the "Company"), and CORESTATES FINANCIAL CORP, a Pennsylvania corporation ("CoreStates").

                            W I T N E S S E T H;

     WHEREAS, CoreStates and the Company desire that the Company be merged with and into CoreStates in accordance with the applicable statutes of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with a Plan of Merger (the "Plan of Merger") substantially in the form attached hereto as Exhibit A (the merger provided for therein being herein called the "Merger");

     WHEREAS, this Agreement has been approved by the Board of Directors of each party hereto; and

     WHEREAS, pursuant to a Stock Option Agreement referred to in Section 1.4 hereof, the Company shall have granted CoreStates the option to purchase certain authorized but unissued shares of the Common Stock, par value $6.00 per share, of the Company ("Company Common Shares");

     NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained, and intending to be legally bound hereby, the parties do represent, warrant, covenant and agree as follows:

                                  ARTICLE I

                                 THE MERGER

     SECTION 1.1 Plan of Merger. Upon the satisfaction or waiver of the conditions precedent set forth in Articles VI and VII hereof, at the Closing (hereinafter defined) the Company and CoreStates shall execute and consummate a Plan of Merger substantially in the form attached hereto as Exhibit A, providing for the merger of the Company with and into CoreStates and the conversion of the capital stock of the Company and CoreStates, or rights with respect thereto, in the following manner:

          (a) Company Common Shares. Each Company Common Share issued and outstanding at the Effective Time of Merger (hereinafter defined) shall be converted into 0.935 shares of Common Stock, par value $1.00 per share, of CoreStates ("CoreStates Common Shares"). Each Company Common Share held in the treasury of the Company or held by CoreStates or any CoreStates subsidiary shall be cancelled.

          (b) No Fractional Shares. No fractional shares will be issued in the Merger. Each shareholder of the Company receiving CoreStates Common Shares will receive cash in lieu of any fraction of a CoreStates Common Share in an amount equal to the fraction times 0.935 times the closing sale price of CoreStates Common Shares on the day prior to the Effective Time of Merger.

          (c) Company Common Shares Options. Each option to purchase Company Common Shares issued under the Company's stock option plans shall be converted into an option to purchase the number of CoreStates Common Shares which is equal to the number of Company Common Shares subject to such option multiplied by 0.935, (provided that in the case of options granted under such plans that are designated as incentive stock options, the conversion ratio shall, to the extent necessary, be adjusted to allow such options to retain qualified treatment under the Internal Revenue
     Code), upon the same terms and conditions as such option to purchase Company Common Shares, except that the per share exercise price shall be multiplied by a fraction of which the numerator is the number of Company Common Shares subject to such option and the denominator is equal to the number of CoreStates Common Shares into which such option may be converted hereunder. CoreStates shall adopt each of such stock option plans, to the extent necessary, to allow participants in such plans to exercise options issued prior to the Effective Time of the Merger.

          (d) CoreStates Common Shares. Each CoreStates Common Share issued and outstanding at the Effective Time of Merger shall remain outstanding.

          (e) Anti-Dilution. If CoreStates shall, at any time before the Effective Time of Merger, (i) issue a dividend in shares of CoreStates Common Shares, (ii) combine the outstanding CoreStates Common Shares into a smaller number of shares, (iii) subdivide the outstanding CoreStates Common Shares, (iv) reclassify the CoreStates Common Shares, or (v) change the number of its shares as a result of recapitalization or otherwise, then, in such event, the number of CoreStates Common Shares to be delivered to Company shareholders who are entitled to receive CoreStates Common Shares in exchange for Company Common Shares shall be adjusted so that each shareholder shall be entitled to receive such number of CoreStates Common Shares as such shareholder would have been entitled to receive if the Effective Time of Merger had occurred prior to the happening of such event and appropriate and proportionate adjustment shall be made to the calculations and number of CoreStates Common Shares to be issued as set forth in Section 1.1(a) hereof and as set forth in
     Section 1.1(c) hereof.


                                      2
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     SECTION 1.2  The Closing.  The Merger shall be consummated, subject to the terms and conditions of this Agreement and the Plan of Merger, as promptly as possible after a closing (the "Closing") to be held at the offices of CoreStates, Broad and Chestnut Streets, Philadelphia, Pennsylvania, at 10:00 a.m., local time, as promptly as practicable following the date on which all conditions precedent to such Closing contained in Articles VI and VII hereof have been satisfied or duly waived or at such other date, time and place as parties shall agree (the "Closing Date").

     SECTION 1.3 Effective Time of Merger. The Merger shall be consummated upon the filing by the Company and CoreStates of Articles of Merger in the form and manner required by the Pennsylvania Business Corporation Law (the "Pennsylvania Act") and the New Jersey Business Corporation Act (the "New Jersey Act"), which shall be done on the Closing Date. The close of business on the date on which such Articles of Merger shall be filed is herein referred to as the "Effective Time of Merger".

     SECTION 1.4 Stock Option Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company and CoreStates have executed a Stock Option Agreement in the form attached hereto as Exhibit B.

                                 ARTICLE II

                       REPRESENTATIONS AND WARRANTIES

     CoreStates represents and warrants to the Company, and the Company represents and warrants to CoreStates, as follows:

     SECTION 2.1 Corporate Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its properties and carry on its business as now conducted, and is qualified as foreign corporation in every jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition or results of operations of it and its subsidiaries, taken as a whole.

     SECTION 2.2 Authorization. The execution, delivery and performance of this Agreement and the Plan of Merger by it have been duly authorized and approved by all necessary corporate action, and this Agreement and the Plan of Merger are legally binding on and enforceable against it in accordance with their terms, subject to the acceptance for filing of the Plan of Merger in accordance with the provisions of the Pennsylvania Act and the New Jersey Act, and subject, in the case of the Company, to the approval of the Company's stockholders to the extent required by applicable law. The execution and delivery of this Agreement and

                                      3
the Plan of Merger do not, and the consummation of the Merger will not, violate the provisions of its Articles, as amended, or By-Laws, as amended, nor will the consummation of the Merger result in any breach or violation of, or default under, or any event which with due notice or lapse of time or both would constitute a default under, result in the termination of, or accelerate the performance required by, any judgment, decree, mortgage, agreement, indenture or other instrument which is material to the business or financial condition of it and its subsidiaries, taken as a whole, or which would enable any party, as a result of such breach or default, to enjoin the Merger.

     Other than in connection or in compliance with the provisions of the Pennsylvania Act, the New Jersey Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, and consents, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended, and federal, Pennsylvania and New Jersey banking laws or any other required federal regulatory approval or notice, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement and the Plan of Merger, other than regulatory consents or approvals the failure to obtain which would not have a material adverse effect on the financial condition or results of operations of it and its subsidiaries, taken as a whole.

     SECTION 2.3 Capital Stock. As of December 31, 1991 (i) in the case of CoreStates, its authorized capital stock consisted of 10,000,000 shares of Series Preferred Stock, without par value, of which none were issued and outstanding, and 80,000,000 shares of Common Stock, par value $1.00 per share, of which not more than 54,744,486 shares were issued and outstanding, and (ii) in the case of the Company, its authorized capital stock consisted of 20,000,000 shares of Common Stock, par value $6.00 per share, of which not more than 2,510,171 shares were issued and outstanding; 400,000 shares of Non-Convertible Preferred Stock, par value $25.00 per share, of which none were issued and outstanding; and 498,481 shares of Convertible Preferred
Stock, par value $20.00 per share, of which none were issued and authorized and validly issued, and is fully paid and nonassessable, with no personal liability attaching to the ownership thereof. There have been no changes in its authorized and issued and outstanding capital stock since December 31, 1991 except for issuances described below in this Section 2.3. Except for options issued under the Company's stock option plans, there are no outstanding subscriptions, options, warrants, convertible securities or agreements to which the Company is a party or by which it is bound requiring it to issue or sell shares of its capital stock. Except for Common Stock reserved for issuance pursuant to outstanding CoreStates' stock option and stock appreciation rights, there are no outstanding subscriptions, options, warrants, convertible securities or agreements to which Corestates is a party or by which it is bound requiring it to issue or sell shares of capital stock.

     SECTION 2.4 Finincial Statements. It has delivered or will delivered to the other party hereto true and complete copies of the following financial statements:

          (a) Its and its subsidiaries' consolidated statement of financial condition at December 31, 1991, and consolidated statements of income, changes in shareholders' equity and changes in financial position or cash flows for the three years ended December 31, 1991, certified by Ernest & Young , independent certified public accountants, in the case of Corestates, and by KPMG Peat Marwick, independent certified public accountants, in the case of the Company.

          (b) Each of its quarterly and annual financial statements contained in its reports filed with the Securities and Exchange Commission (the "SEC") after December 31, 1991 and prior to the Effective Time of Merger
     (together with the finincial statements in clause (a), the "SEC
     Reports"), as well as each finincial report or statement submitted to bank regulatory authorities during that period.

     Such financial statements, other than those submitted to bank regulatory authorities, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as noted therein, and present fairly its consolidated financial position at the dates shown and the consolidated results of its operations and changes in financial position or cash flows for the periods covered.

     SECTION 2.5 Absence of Material Adverse Change. Except for matters disclosed to the other in writing on or prior to the date hereof or in the SEC Reports filed on or prior to the date hereof, since September 30, 1991, there has been no material adverse change in the financial condition or results of operations of it and its subsidiaries, taken as a whole. For purposes of this Agreement a material adverse change shall not include a decline in results of operations or net worth resulting from any law, rule or regulation or GAAP or from any change in the Company's stock price .

     SECTION 2.6 Conduct of Business. It and its subsidiaries have conducted their business and used their property substantially in compliance with all federal, state and local
                                      5
laws, ordinances and regulations, including without limitation, applicable banking laws and regulations, and it is not subject to any memorandum of understanding, written agreement or similar arrangement with any bank regulatory agency, except in the case of the Company the resolution of its Board of Directors dated September 25, 1991.

     SECTION 2.7 CoreStates Common Shares. In the case of CoreStates only, the CoreStates Common Shares which will be issued in accordance with the Plan of Merger or as provided in Section 1.1(c) have been duly authorized and, when issued as contemplated thereby, will be duly and validly issued and outstanding, fully-paid and nonassessable, with no personal liability attaching to the ownership thereof.

     SECTION 2.8 Absence of Undisclosed liabilities. Except as and to the extent reflected or reserved against in its consolidated balance sheet as of December 31, 1991, and the notes thereto, or except for matters disclosed in writing to the other party on or prior to the date hereof, it had, as of December 31, 1991, no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), of a nature required to be reflected in a balance sheet, or the notes thereto, in accordance with generally accepted accounting principles.

     SECTION 2.9 Absence of Defaults under Contracts. There is not, under any material contract or agreement to which it or any of its subsidiaries is a party, any existing default by it or any of its subsidiaries which could have a material adverse effect on the financial condition or results of operations of it and its subsidiaries, taken as a whole. No default or breach of contract will occur by virtue of the Merger under any material contract or agreement to which it or any of its subsidiaries is a party and no material contract rights of it or any of its subsidiaries under any existing material contracts or agreements to which it or any of its subsidiaries is a party will be extinguished by virtue of the Merger.

     SECTION 2.10 SEC Filings. Since December 31, 1991, it and each of its subsidiaries has filed in a timely manner all required filings with the SEC, including all Form 10-K and 10-Q Reports, and with all other regulatory bodies where such filings are required; and no such filings contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as of the dates of the filings. It has furnished to the other a true and complete copy of (i) each final prospectus and definitive proxy statement filed by it with the SEC since December 31, 1991, (ii) each report filed by it with the SEC since December 31, 1991, and

(iii) each communication by it to its shareholders generally dispatched since December 31, 1991.

     SECTION 2.11 Registration Statement, Etc. None of the information supplied or to be supplied by it for inclusion in (i) the Registration Statement to be filed by CoreStates with the SEC (the "Registration Statement") in connection with the CoreStates Common Shares which may be issued in the Merger, (ii) the Prospectus-Proxy Statement (the "Proxy Statement") to be mailed to the Company's shareholders in connection with the meeting (the "Shareholders' Meeting") to be called to consider the Merger, or
(iii) any other documents to be filed with the SEC or any regulatory agency in connection with the transaction contemplated hereby or by the Plan of Merger, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of CoreStates Common Shares in the Merger to comply with the Securities Act, and, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents which it is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law. CoreStates will advise the Company promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CoreStates Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for any additional information. It will provide the other party with copies of all correspondence with the SEC regarding the Registration Statement and the Proxy Statement.

     SECTION 2.12 Broker's and Finder's Fee. No agent, broker, investment banker, person or firm acting on behalf of it or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated herein, except Alex. Brown & Sons, Inc. in the case of the Company.

     SECTION 2.13 Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or otherwise in writing to the other party prior to the date of this Agreement, there is no action, suit or proceeding or, to its knowledge, investigation by any governmental agency pending or, to its knowledge, threatened against it or any of its Subsidiaries or any directors or officers thereof which may reasonably be expected to have a material adverse effect on the financial condition or results of operations of it and its Subsidiaries, taken as a whole.

     SECTION 2.14 Accounting Matters. To the best of its knowledge, neither it nor its affiliates, have through the date hereof, taken or agreed to take any action that would prevent CoreStates from accounting for the business combination to be effected by the Merger as a "pooling of interests".

                                 ARTICLE III

          ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company further represents and warrants to CoreStates as follows:

     SECTION 3.1 Subsidiaries. Exhibit 22 to its Annual Report on Form 10-K for the year ended December 31, 1991 (the "1991 Form 10-K") accurately lists all of the significant subsidiaries of the Company (the "Subsidiaries") and the jurisdiction of their organization. Each of its Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its organization, has full corporate power and authority to conduct its business as now conducted and to own and operate its assets, properties and business, and is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition or results of operations of it and its subsidiaries, taken as a whole. All issued and outstanding and shares of capital stock of each Subsidiary have been duly authorized and are fully-paid and nonassessable and are owned of record and beneficially by the Company either directly or indirectly. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments or agreements calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary. There are no direct or indirect subsidiaries of the Company which on the date hereof would be required to be consolidated or accounted for on the equity method in the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles.

     SECTION 3.2 Employee Benefit Plans. (a) The Company has delivered to CoreStates copies of all employee benefit plans, contracts or arrangements sponsored, maintained or contributed to by the Company or its ERISA Affiliates including, without being limited to, all pension, retirement, deferred compensation, incentive, bonus, profit sharing, stock purchase, stock option, performance share, stock appreciation right, phantom stock, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements. For purposes of this Section 3.2, the term "ERISA Affiliate" shall mean any corporation which, together with it, is a member of a controlled group of corporations (as defined in Section 414(b) or the Internal Revenue Code of 1986, as amended, the "Code") or any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with it; provided, however, that for purposes of the representation made in Section 3.2(b)(iii), the term "ERISA Affiliate" shall also include any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes it and any other entity required to be aggregated with it pursuant to the regulations issued under Section 414(o) of the Code.

     (b) The Company and its ERISA Affiliates contribute to or maintain only one defined benefit pension plan (the "Defined Benefit Plan") which is subject to the provisions of Title IV of Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither the Company nor any of its ERISA Affiliates maintains or has maintained any other defined benefit pension plans which are or were subject to Title IV or ERISA, except any such plans which have been merged with and into the Defined Benefit Plan or as to which all material liabilities otherwise have been discharged or settled. With respect to the Defined Benefit Plan, the following are true:

          (i) The present value of the benefit liabilities under the Defined Benefit Plan did not (computed on the basis of the actuarial assumptions which would be used in the termination of the Defined Benefit Plan), as of the last annual valuation date for the Defined Benefit Plan, exceed the value of the assets of the Defined Benefit Plan allocable to such benefits by an amount which, if the Defined Benefit Plan then terminated, would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole, and since the date of such last annual valuation, there has been no material adverse change in the funding status of the Defined Benefit Plan as reflected in the actuarial report for such valuation.

          (ii) The Defined Benefit Plan has not been terminated nor has there been any "reportable event," as that term is defined in Section 4043 of ERISA (other than any event as to which the 30-day notice has been waived) with respect to the Defined Benefit Plan, which in either event could reasonably result in liability from the termination of the Defined Benefit Plan which would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole.

          (iii) The Defined Benefit Plan has not incurred any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and
     Section 412 of the Code (whether or not waived).

          (iv) Other than premiums payable in the ordinary course, no material liability to the Pension Benefit Guaranty Corporation ("PBGC") has been or is reasonably expected by the Company to be incurred with respect to the Defined Benefit Plan by the Company or its ERISA Affiliates, which liability would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole.

          (v) No proceeding or other action has been initiated by the PBGC to terminate the Defined Benefit Plan or written notice by the PBGC given to the Company or its ERISA Affiliates or an intention to commence or seek the commencement of any such proceeding or action with respect to the Defined Benefit Plan, which proceeding or action could reasonably result in liability from the termination of the Defined Benefit Plan that would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole.

     (c) Neither the Company nor any ERISA Affiliate has been obligated to contribute to any employee pension benefit plan which is a "multiemployer plan" as that term is defined in Section 3 of ERISA, at any time on or after September 26, 1980. Neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any "withdrawal liability" within the meaning of Title IV of ERISA, in an amount which would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole.

     (d) Each employee benefit plan (as such term is defined in Section 3(3) of ERISA) contributed to or maintained by the Company or its ERISA Affiliates is in compliance with the requirements of all applicable laws, including the Code and ERISA, as they relate to each such employee benefit plan, except where the failure to so comply would not have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole. To the best of the Company's knowledge, no fiduciary or party in interest with respect to any such employee benefit plan, nor any trust created thereunder, has engaged in a "prohibited transaction" as such term is defined in Section 4975 of the Code, which could reasonably subject the Company or its ERISA Affiliates to any tax or penalty imposed by Section 4975 of the Code in an amount which would have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole. Each employee benefit plan which is intended to be qualified under Section 401(a) of the Code and its corresponding trust exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified. Such determination remains in effect and has not been revoked and, to the best of the Company's knowledge, nothing has occurred since the date of such determination which would adversely affect such qualification or exemption, except where the loss of such qualification would not have a material adverse effect on the financial condition or results of operations of the Company and its ERISA Affiliates, taken as a whole.

     SECTION 3.3 Reserve for Loan Losses. The reserve for loan losses in the Company's financial statements furnished to CoreStates as contemplated by
Section 2.4 hereof is adequate under the requirements of generally accepted accounting principles and standard banking practice to provide for possible losses on outstanding loans, net of recoveries, except as previously disclosed in writing to CoreStates or except where the failure to be adequate would not have a material adverse effect on the financial condition or results of operations of the Company taken as a whole.

     SECTION 3.4 Tax Returns. The Company and the Subsidiaries have duly filed all tax returns (federal, state and local) which they have by law been required to file, including those with respect to income, withholding, social security, unemployment, franchise, real property, personal property and intangible taxes. The accruals made for taxes, if any, on the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 1991, are sufficient for the payment of all federal, state, county and local taxes of the Company and the Subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1991.

     SECTION 3.5 Insurance. The Company and its Subsidiaries have insurance contracts in full force and effect which provide for coverage which are usual and customary in the business of the Company and its Subsidiaries as to amount and scope and neither the Company nor any of its Subsidiaries has to the best of its knowledge failed to give any notice or present any claim under any insurance contract in due and timely fashion.

     SECTION 3.6 Labor Matters. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining contracts with respect to any employees of the Company or any Subsidiary. Since January 1, 1988 there has not been, nor to the knowledge of the Company was there or is there threatened, any strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or any Subsidiary or any of their premises, or any other labor trouble or other occurrence, event or condition of a similar character, which in any such case may reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

                                 ARTICLE IV

                       CERTAIN COVENANTS OF THE COMPANY

     SECTION 4.1 Conduct of Business. (a) The Company covenants with CoreStates as follows: without the prior written consent of CoreStates, between the date hereof and the Closing Date, the Company and each of the Subdsidiaries
(i) will conduct its affairs in the ordinary course of business consistent with past and then current practice and will not change its investment and lending policies and practices, (ii) will not adopt, amend or modify any employment or personnel contract or plan, or increase the level of compensation payable to any officer or employee other than increases not greater than 5% over the current level of compensation and in accordance with past practice, (iii) will not issue any capital stock or security convertible into capital stock, except pursuant to outstanding stock options, or grant any option or rights to acquire capital stock, or otherwise alter its capital structure, (iv) will not repurchase any of its securities or pay any dividend or make any distribution with respect to its securities other than cash dividends by Subsidiaries to the Company, and other than regular quarterly dividends paid consistent with past practice, (v) will not enter into any contract or arrangement other than in the ordinary course of business, (vi) will not amend its charter documents or By-laws, and (vii) will not take any action which at the time taken is likely to cause any significant decrease in the book value of its capital stock or materially adversely affect the financial condition of the Company and the Subsidiaries.

     (b) Affiliates. The Company will furnish to CoreStates a true and complete list of all persons who, in the opinion of counsel for the Company, are affiliates of the Company ("Affiliates"). For purposes of this Agreement, the term "Affiliates" shall have the same meaning as that term is used in Rule 144 promulgated under the Securities Act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 CoreStates Registration Statement. CoreStates and the Company will take such actions and furnish such information as shall be necessary to prepare and file as soon as is reasonably practical with the SEC, the Registration Statement and the related Proxy Statement included as a part thereof covering the issuance by CoreStates of the CoreStates Common Shares as contemplated by the Plan of Merger.

     SECTION 5.2 Investigations. The Company and CoreStates will each permit the other to have, subject to fiduciary, privacy and other legal obligations, full access during normal business hours to make or cause to be made such investigation of it and its Subsidiaries and their respective financial and legal condition as the other deems necessary or advisable. Each of the Company and CoreStates agrees to treat as strictly confidential during and after the investigation contemplated by this Section 5.2 and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys, financial advisors and accountants for, it who agree to be bound by the provisions of this Section 5.2) any financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the other and its Subsidiaries which it may come to know or which may come into its possession during the course of such investigation and, if the transactions contemplated hereby are not consummated for any reason, agrees promptly to return to the other all written materials furnished by the other and its Subsidiaries hereunder in connection with such investigation and to destroy all internally prepared documents containing information derived from such materials. Notwithstanding any investigation by the Company or CoreStates, it shall be entitled to rely on the representations, warranties, and covenants set forth herein.

     SECTION 5.3 Press Releases. The Company and CoreStates shall consult with each other with respect to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     SECTION 5.4 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Plan of Merger. CoreStates and the Company will use their best efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan of Merger as expeditiously as practicable. As promptly as practicable after the date hereof, the Company will call and hold the Shareholders' Meeting and the Board of Directors of the Company shall, except as may otherwise be required in accordance with their fiduciary duty under applicable law, recommend to the requisite approval of the Plan of Merger and shall use its best efforts to obtain such approval.

     SECTION 5.5 Other Proposals. Neither the Company nor any of its subsidiaries nor any of their respective officers, employees, or directors ("Restricted Parties") will, directly or indirectly, solicit or encourage any inquiries or proposals with respect to a business combination, tender offer, exchange offer, merger, consolidation, recapitalization or similar transaction regarding any purchase of all or a substantial portion of the assets of, or any equity interest in, the Company or any of its subsidiaries (an
"Acquisition Proposal"). Restricted Parties will not authorize, permit or instruct the Company's investment bankers or other third parties to (i) solicit or encourage an Acquisition Proposal or (ii) subject to the fiduciary obligations of the Company's Board of Directors, cooperate with, or furnish non-public information concerning the Company or any of its Subsidiaries to any person in connection with an Acquisition Proposal. The Company will notify CoreStates immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company relating to an Acquisition Proposal. The Company will provide to CoreStates a copy of any written information provided to any person relating to or in connection with a proposed or potential Acquisition Proposal. As of the date hereof, the Company is not engaged in any negotiations or discussions relating to an Acquisition Proposal.

     SECTION 5.6 Update Information. From the date of this Agreement to the Closing Date, the Company will promptly disclose to CoreStates in writing any information which arises after the date hereof and which would have been materially inconsistent with its representations and warranties hereunder if such information had obtained on the date hereof.

     SECTION 5.7 Change of Control. Each of the Company and CoreStates agrees that, for purposes of any incentive compensation, deferred compensation, stock option, retirement, severance or other benefit arrangement between the Company and any employee or director of the Company and its subsidiaries, the Merger shall constitute a "Change of Control" of the Company.

                                 ARTICLE VI

               CONDITIONS PRECEDENT TO CORESTATES' OBLIGATIONS

     The obligations of CoreStates under this Agreement to effect the Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of CoreStates), prior to or at the Closing, of each of the following conditions:

     SECTION 6.1 Representations, Warranties, and Covenants of the Company. The representations and warranties of the Company herein contained and the information contained in the other documents delivered by the Company in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; the Company shall have performed in all material respects all obligations and compiled in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or compiled with by it at or prior to the Closing Date; and the Company shall have delivered to CoreStates a certificate in form and substance satisfactory to CoreStates dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to such effect.

     SECTION 6.2 Shareholder Approval. The Plan of Merger and the transactions contemplated hereby and thereby shall have been approved by the requisite vote of holders of the Company's capital stock entitled to vote thereon in accordance with the provisions of the New Jersey Act and the Company's Articles, or as required by the rules of the NASDAQ National Market System or the New York Stock Exchange.

     SECTION 6.3 Pending Litigation. There shall not be pending an injunction or order or decree of a court of competent jurisdiction restraining or prohibiting consummation of the Merger, which in the sole judgment of CoreStates, made in good faith, would make the Merger imprudent in light of applicable law or the defense of which would involve expense or lapse of time that would be materially adverse to the interests of CoreStates.

     SECTION 6.4 Opinion of Counsel. The Company shall have delivered to CoreStates an opinion, dated the Closing Date, satisfactory to counsel for CoreStates, of Stroock & Stroock & Lavan, to the effect that:

          (a) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to do business in each jurisdiction in which qualification is necessary except where the failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of it and its subsidiaries, taken as a whole, has the requisite corporate power to carry on its business as now being conducted, and, in the case of the Company, has the requisite corporate power to enter into and perform its obligations under this Agreement and the Plan of Merger.

          (b) The execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Merger as provided in the Plan of Merger by the Company have been duly authorized and approved by all requisite action of the Company's Board of Directors and its shareholders; this Agreement and the Plan of Merger have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and by general principles of equity; and the consummation by the Company of the transactions contemplated by this Agreement and the Plan of Merger will not result in any breach or violation of, or default under, any judgement, decree, mortgage, agreement, indenture or other instrument material to the business or financial condition of the Company and the Subsidiaries, taken as a whole, and known to such counsel.

          (c) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required (other than as may be required under the securities or blue sky laws of the several States) to permit the performance of the Company of its obligations under this Agreement and the Plan of Merger and consummation of the transactions herein contemplated have been obtained (whether from governmental authorities or other persons).

          (d) Such counsel without special investigation does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to the Company or the Subsidiaries or its or their respective properties or businesses, or the transactions contemplated by this Agreement, which will result in any liability material to the Company and the Subsidiaries, taken as a whole, except for matters previously disclosed in writing to CoreStates.

          (e) Although such counsel has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement, on the basis of its examination and participation in the preparation of the Registration Statement, it does not believe that the Registration Statement, it does not believe that the Registration Statement contains any untrue statements of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading except that such counsel expresses no opinion as to the financial statements and other financial data included therein.

     Such opinion shall also cover such other matters incident to the transaction herein contemplated as CoreStates and its counsel may reasonably request. In rendering its opinion, such counsel may rely on certificates of officers of the Company or the Subsidiaries or government officials, opinions of other counsel and such other evidence as such counsel for the Company may deem necessary or desirable.

     SECTION 6.5 Required Approvals. (a) CoreStates shall have received all such approvals, consents, authorizations and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by the Company and CoreStates of their obligations under this Agreement and the Plan of Merger and consummation of the transactions herein contemplated, without in any case the imposition of any conditions or requirements that would reduce materially the benefits to CoreStates of the transactions contemplated hereby, (b) all waiting periods of all regulatory and other governmental authorities shall have expired or been terminated and (c) CoreStates shall have received evidence of the requisite approval of the shareholders of the Company of the Plan of Merger and the consummation of the transactions herein contemplated.

     SECTION 6.6 Affiliates' Letters. At least 30 days prior to the Closing, each person who may be deemed an Affiliate of the Company on the Closing Date shall have delivered to CoreStates a letter satisfactory to counsel for CoreStates, acknowledging and agreeing to abide by the limitations imposed by law or required to assure that the Merger qualifies for pooling of interest accounting in respect of the sale or other disposition of CoreStates Common Shares received by such person pursuant to the Merger.

     SECTION 6.7 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     SECTION 6.8 Auditor's Letter. There shall have been delivered an agreed upon procedures letter with respect to the financial information concerning the Company contained in the Registration Statement from KPMG Peat Marwick, dated not earlier than five days preceding the Closing Date and addressed to CoreStates, which letter shall be reasonably satisfactory to CoreStates in form and substance.

     SECTION 6.9 Pooling. CoreStates shall have received a letter from KPMG Peat Marwick to the effect that the Merger qualifies for "pooling of interest" accounting treatment if consummated in accordance with this Agreement.

                                 ARTICLE VII

              CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

     The obligations of the Company under this Agreement to effect the Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of the Company), prior to or at the Closing, of each of the following conditions:

     SECTION 7.1 Representations, Warranties, and Covenants of CoreStates. The representations and warranties of CoreStates herein contained and the information contained in the other documents delivered by CoreStates in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; CoreStates shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and CoreStates shall have delivered to the Company a certificate in the form and substance satisfactory to the Company dated the Closing Date and signed by the chairman and the chief financial officer of the Company to such effect.

     SECTION 7.2 Shareholder Approval. The Plan of Merger and the transactions contemplated hereby shall have been approved by the requisite vote of holders of the Company's capital stock entitled to vote thereon in accordance with the provisions of the New Jersey Act and the Company's Articles, or as required by the rules of the NASDAQ National Market System or the New York
Stock Exchange.

     SECTION 7.3 Pending Litigation. There shall not be pending an injunction or order or decree of a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

     SECTION 7.4 Opinion of Counsel. CoreStates shall have delivered to the Company an opinion, dated the Closing Date, satisfactory to counsel for the Company, of David J. Martin, Executive Vice President and Chief Counsel for CoreStates, to the effect that:

          (a) CoreStates is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement and under the Plan of Merger.

          (b) The execution, delivery and performance of this Agreement by CoreStates and the issuance of the CoreStates Common Shares pursuant to the Plan of Merger, have been duly authorized and approved by all requisite action of the Board of Directors or CoreStates; this Agreement and the Plan of Merger have been duly executed and delivered by CoreStates, and this Agreement and the Plan of Merger are enforceable against CoreStates, each in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights and general principles of equity; and the consummation by CoreStates of the transactions contemplated by this Agreement and the Plan of Merger will not result in any breach or violation of, or default under, any judgment, decree, mortgage, agreement, indenture or other instrument material to the business or financial condition of CoreStates and its subsidiaries, taken as a whole, and known to such counsel.

          (c) All such approvals, consents, authorizations or modifications as may, to the knowledge of such counsel, be required to permit the performance by CoreStates of its respective obligations under this Agreement and consummation of the transactions herein contemplated have been obtained (whether from governmental authorities or other persons).

          (d) Such counsel without special investigation does not know of any material litigation, proceeding or governmental investigation pending or in prospect or threatened against or relating to CoreStates or any of its subsidiaries, to its or their properties or businesses or to the transactions contemplated by this Agreement, which will result in any material liability to CoreStates and its subsidiaries on a consolidated basis.

          (e) The CoreStates Common Shares to be issued by CoreStates as contemplated by the Plan of Merger have been duly authorized and upon delivery to the shareholders of the Company, will be duly and validly issued, fully paid and non-assessable, and will not have been issued in violation of any preemptive rights of shareholders.

          (f) Although such counsel has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement, on the basis of its examination and participation in the preparation of the Registration Statement, it does not believe that the Registration Statement contains any untrue statements of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading except that such counsel expresses no opinion as to the financial statements and other financial data included therein.

     Such opinion shall also cover such other matters incident to the transactions herein contemplated as the Company and its counsel may reasonably request. In rendering his opinion, Mr. Martin may rely on certificates of officers of CoreStates, opinions of other counsel and such other evidence as he may deem necessary or desirable.

     SECTION 7.5 Required Approvals. (a) The Company shall have received all such approvals, consents, authorizations or modifications as may be required to permit the performance by the Company of its obligations under this Agreement and the Plan of Merger and the consummation of the transactions herein contemplated; and (b) all waiting periods of all regulatory and other governmental authorities shall have expired or been terminated.

     SECTION 7.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     SECTION 7.7 Auditor's Letter. There shall have been delivered an agreed upon procedures letter with respect to the financial information concerning CoreStates contained in the Registration Statement from Ernst & Young, dated not earlier than five days preceding the Closing Date and addressed to the Company, which letter shall be reasonably satisfactory to the Company in form and substance.

     SECTION 7.8 Tax Opinion. The Company shall have received an opinion, dated the Closing Date, of counsel satisfactory to the Company, substantially to the effect that:

          (a) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

          (b) No gain or loss will be recognized by the shareholders of the Company upon receipt of CoreStates Common Shares except for cash received in lieu of fractional shares.

          (c) The basis of the CoreStates Common Shares received by the Company's shareholders will be the same as the basis of Company Common Shares exchanged therefor.

          (d) The holding period of the shares of CoreStates Common Shares received by the Company's shareholders will include the holding period of the Company Common Shares, provided such Company Common Shares were held as capital asset on the Effective Time of Merger.

          (e) Such other matters as the Company may reasonably request.

     SECTION 7.9 Pooling. The Company shall have received a letter from Ernst & Young to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

                                ARTICLE VIII

                                 TERMINATION

     SECTION 8.1 Termination Provisions. This Agreement may be terminated and the Plan of Merger and the Merger abandoned at any time prior to the Effective Time of Merger (notwithstanding that approval by shareholders of the Company may have been obtained pursuant to this Agreement) as follows:

          (a) Mutual Consent. By mutual consent of CoreStates and the Company.

          (b) Material Breach. By either CoreStates or the Company in the event of a material breach by the other of any representation, warranty or agreement contained herein which has not been cured or is not curable by the earlier of the Closing Date or the sixtieth day after written notice of such breach was given to the party causing such breach.

          (c) Approval Date. By either CoreStates or the Company on December 31, 1992, if by such time the Closing has not occurred; provided, however, that (i) if an injunction or order or decree of a court of competent jurisdiction is effective as of such time restraining or prohibiting consummation of the Merger, neither party may terminate this Agreement pursuant to this clause (c) until 45 days after the date of entry of such injunction, order or decree; and (ii) if the Board of Governors of the Federal Reserve System or its delegate shall have refused to approve the Merger or shall have conditioned an approval of the Merger in a manner not reasonably satisfactory to CoreStates, CoreStates shall have the right to initiate and pursue expeditiously an appeal from any such refusal or imposition of an unsatisfactory condition and, in the event of such appeal, neither party may terminate this Agreement pursuant to this clause (c) until the termination of such appeal and then only if such appeal results in a substantial affirmance of such refusal or imposition of condition.

          (d) Court Orders. By either CoreStates or the Company if a final unappealable injunction or other order or decree shall have been issued by a court of competent jurisdiction permanently restraining or prohibiting consummation of the Merger.

          (e) Required Approvals. By CoreStates or the Company if the merger is not approved by the shareholders of the Company at a meeting called for that purpose.

     SECTION 8.2 Approval by Board of Directors. Any such termination shall be approved by the Board of Directors of the party seeking termination.

                                 ARTICLE IX

                            AMENDMENT AND WAIVER

     SECTION 9.1 Amendment. This Agreement may be amended by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of the Company; provided, however, that after such approval by the shareholders of the Company no such amendment, without further shareholder approval, shall reduce the amount or change the form of the consideration to be delivered to the shareholders of the Company as contemplated by the Plan of Merger or alter or change any of the terms or conditions of this Agreement and the Plan of Merger if such alteration or change would adversely affect the shareholders of the Company. This Agreement and the Plan of Merger may not be amended except by an instrument in writing signed on behalf of each the parties hereto.

     SECTION 9.2 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by whichever of the parties is, or the shareholders of which are, entitled to the benefit thereof, in the case of a party, by action taken by the Board of Directors of such party. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, covenant, representation or warranty.

                                  ARTICLE X

                                MISCELLANEOUS

     SECTION 10.1  Expenses and Fees.  (a) Except as set forth in subsection
(b) of this Section 10.1, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger, except that CoreStates and the Company shall divide equally the expense of printing and mailing incurred in connection with the preparation and distribution of this Agreement, the Plan of Merger, the Registration Statement and the Proxy Statement.

     (b) In the event that this Agreement shall terminate prior to the Effective Time of Merger by virtue of the ground set forth in Section 8.1(b), the party causing such breach agrees to reimburse the other party for all reasonable expenses incurred by such party in connection with the transactions contemplated by this Agreement.

     SECTION 10.2 Termination of Representations and Warranties. All representations, warranties and agreements of CoreStates and the Company contained in this Agreement shall expire with, and be terminated and extinguished by, the consummation of the transactions contemplated hereby on the Effective Time of Merger.

     SECTION 10.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, as follows:

     If to CoreStates:

          CoreStates Financial Corp
          Broad and Chestnut Streets
          Philadelphia, PA  19107
          Attn:  Terrence A. Larsen, Chairman
                 and Chief Executive Officer

     with copies to:

          David T. Walker, Deputy Chief Counsel
          CoreStates Financial Corp
          PNB Building - F.C. 1-1-22-1
          Broad and Chestnut Streets
          Philadelphia, PA  19107

     If to the Company:

          First Peoples Financial Corporation
          Cuthbert Boulevard and MacArthur Drive
          Haddon Township, NJ  08101
          Attn:  Jerome S. Goodman, Chairman, President
                 and Chief Executive Officer

     with copies to:

          James R. Tanenbaum, Esq.
          Stroock & Stroock & Lavan
          7 Hanover Square
          New York, NY  10004-2594

     SECTION 10.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law thereof.

     SECTION 10.5 Entire Agreement. This Agreement and the Plan of Merger and the documents and letters described herein or therein or attached or delivered pursuant hereto or thereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than CoreStates and the Company and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     SECTION 10.6 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Agreement, shall be evidenced in writing, properly executed by the Chairman, the President or one of the Vice Presidents of the party so electing hereunder.

     SECTION 10.7 Liability of CoreStates and the Company. In the event the Merger is not consummated because one or more of the conditions to the obligations of any party under this Agreement have not been fulfilled, despite the best efforts of the other party, or in the event this Agreement is terminated and the Plan of Merger is abandoned pursuant to Article VIII, then absent a breach by it of its obligations hereunder, none of CoreStates or the Company or their respective directors, officers, controlling persons, agents or employees shall incur any liability whatsoever under or pursuant to this Agreement or the Plan of Merger except pursuant to the provisions of Section
5.2 relating to confidential information, and Section 10.1 relating to expenses and fees.

     SECTION 10.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     SECTION 10.9 Headings, Etc. The cover page, article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.10 Indemnification. For three years after the Closing Date, CoreStates shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of CoreStates (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date ("Indemnified Liabilities") and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions contemplated hereby, in each case to the full extent the Company would have been permitted under New Jersey law and its Certificate of Incorporation and By-laws to indemnify such person. Without limiting the foregoing in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to CoreStates; (ii) after the Closing Date CoreStates shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Closing Date, CoreStates will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that CoreStates shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 10.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify CoreStates within 30 days. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     If CoreStates or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of CoreStates shall assume the obligations set forth in this Section 10.10.

     10.11 Employee Benefits. Following the Closing Date, CoreStates shall provide generally to officers and employees of the Company employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, except individuals listed in Schedule I shall not be eligible for or receive severance, other than in accordance with their existing employment contracts, on terms and conditions which when taken as a whole are substantially similar either (i) to those currently provided by the Company or (ii) to those provided from time to time by CoreStates to their similarly situated officers and employees.

     10.12 Employee Contracts and Vested Employee Benefits. Following the Closing Date, CoreStates shall honor in accordance with their terms the employment, severance, consulting and other compensation contracts previously disclosed to CoreStates between the Company and any current or former director, officer or employee thereof as set forth in Schedule I, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under the COmpany's benefit plans.

     10.13 Dividends. It is the intention of the parties hereto that holders of Company common stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company common stock and any shares of CoreStates' common stock any such holder receives in exchange therefor in the Merger.

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement as of the date first above written.


                                     FIRST PEOPLES FINANCIAL CORPORATION

                                     By /s/ Jerome S. Goodman
                                       ----------------------------
                                       Title:

                                             CORESTATES FINANCIAL CORP

                                             By (Signature Appears Here)
                                                -----------------------------
                                                Title:

                                 SCHEDULE I

                                     To

                    Agreement and Plan of Reorganization

                                   Between

                     First Peoples Financial Corporation
                                     and
                          CoreStates Financial Corp

                           Dated February 13, 1992

             Officer                 Date                 Length
             -------                 ----                 ------

       Charles L. Daley            07/01/87               2 years
       Carl A. Lingle              07/01/87               2 years

       Robert J. Black             06/19/86               2 years
       Edward J. McAleer           04/11/86               2 years

       Joseph R. Griggs            06/21/84               1 year
       Charles J. Nugent           06/21/84               1 year
       George Spohn                12/19/85               1 year
       Lee A. Steller              06/21/84               1 year

                                                                  EXHIBIT A

                               PLAN OF MERGER

                                     of

                     FIRST PEOPLES FINANCIAL CORPORATION
                         (a New Jersey corporation)

                                with and into

                          CORESTATES FINANCIAL CORP
                        (a Pennsylvania corporation)

     This Plan of Merger is made and entered into as of February 13, 1992 between CORESTATES FINANCIAL CORP, a Pennsylvania corporation ("CoreStates"), and FIRST PEOPLES FINANCIAL CORPORATION, a New Jersey corporation (the "Company"). CoreStates and the COmpany are hereinafter sometimes collectively referred to as the "Constituent Corporation."

                                 BACKGROUND

     CoreStates is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. As of the date hereof, the authorized capital stock of CoreStates consists of 80,000,000 shares of Common Stock, par value $1.00 per share ("CoreStates Common Shares"), of which 54,744,486 shares are issued and outstanding and 10,000,000 shares of Series Preferred Stock, without par value, of which none are issued and outstanding.

     The Company is a corporation duly organized and validly existing under the laws of the State of New Jersey. As of the date hereof, the authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $6.00 per share ("Company Common Shares"), of which _______ shares are issued and outstanding; 400,000 shares of Non-Convertible Preferred Stock, par value $25.00 per share, of which none are issued and outstanding; and 498,481 shares of Convertible Preferred Stock, par value $20.00 per share, of which none are issued and outstanding.

     The Company and CoreStates have entered into an Agreement and Plan of Reorganization dated as of February 13, 1992 (the "Reorganization Agreement"), setting forth certain representations, warranties and agreements in connection with the transactions therein and herein contemplated and which contemplates the merger of the Company with and into CoreStates (the "Merger") in accordance with this Plan of Merger and the Pennsylvania Business Corporation Law (the "Pennsylvania Act").

                            TERMS AND CONDITIONS

     1. Merger. The Constituent Corporations shall effect the Merger on the terms and conditions hereinafter set forth in this Plan of Merger.

         (a)  Effect.  On the Effective Date, as hereinafter defined in
Section 1(b), the Company shall be merged with and into CoreStates, and the separate existence of the Company shall cease, all with the effect provided in
Section 1929 of the Pennsylvania Act. CoreStates shall be, and is sometimes hereinafter referred to as, the "Surviving Corporation."

         (b) Effectiveness. Subject to the terms and conditions herein provided, appropriate articles of merger shall be executed by the Constituent Corporations on a day established in accordance with Section 1.2 of the Reorganization Agreement (the "Closing Date"). On the Closing Date or as soon thereafter as practicable, the articles of merger shall be filed with the Secretary of State of the Commonwealth of Pennsylvania and the Merger shall become effective at the close of business on such date of filing (which day and time are hereinafter referred to as the "Effective Date").

     2. Conversion of Shares. On the Effective Date, the manner and basis of converting shares of the Constituent Corporations will be as follows:

         (a) Company Common Shares. Each Company Common Share issued and outstanding on the Effective Date shall be converted into and become 0.935 CoreStates Common Share and each Company Common Share held in the treasury of the Company or by CoreStates or any CoreStates subsidiary shall be cancelled.

         (b) No Fractional Shares. No fractional shares will be issued in the Merger. Each shareholder of the Company receiving CoreStates Common Shares will receive cash in lieu of any fraction of a CoreStates Common Share in an amount equal to the fraction times 0.935 times the closing sale price of CoreStates Common Shares on the day prior to the Effective Time of Merger.

         (c) Company Common Share Options. Each option to purchase Company Common Shares issued under the Company's stock option plans shall be converted into an option to purchase the number of CoreStates Common Shares which is equal to the number of Company Common Shares subject to such option multiplied by 0.935, upon the same terms and conditions as such option to purchase Company Common Shares, except that the per share exercise price shall be multiplied by a fraction of which the numerator is the number of Company Common Shares subject to such option and the denominator is equal to the number of CoreStates Common Shares into which such option may be converted hereunder.

     (d) CoreStates Common Shares. Each CoreStates Common Share issued and outstanding on the Effective Date shall remain outstanding.

     (e) Surrender of Certificates. As promptly as practicable after the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented Company Common Shares, shall surrender such certificate or certificates with an appropriate letter of transmittal to an agent or agents designated for the purpose by CoreStates (the "Exchange Agent"), and such holder shall upon such surrender receive in exchange therefor a certificate or certificates representing the number of CoreStates Common
Shares into which such shares shall have been converted in accordance with the provisions of this Section 2. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Date represented Company Common Shares shall, upon and after the Effective Date, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of CoreStates Common Shares into which such shares have been converted pursuant to this Section 2. Beginning 12 months after the Effective Time, dividends, if any, then so payable to holders of such shares may, at CoreStates' option, be withheld from holders of certificates formerly representing Company Common Shares, until such certificates are surrendered for exchange as aforesaid and, if so withheld, shall then be paid without interest thereon.

     3. Articles of Incorporation. From and after the Effective Date, the Articles of CoreStates as in effect immediately prior to the Effective Date, shall be the Articles of the Surviving Corporation until duly amended in accordance with law.

     4. Bylaws. The Bylaws of CoreStates, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation until duly amended in accordance with law.

     5. Directors and Officers. (a) The directors of the Surviving Corporation shall be the directors of CoreStates immediately prior to the Effective Date, to hold such office in accordance with law and the Bylaws of the Surviving Corporation.

     (b) The officers of the Surviving Corporation shall be the officers of CoreStates immediately prior to the Effective Date, to hold such office in accordance with law and the Bylaws of the Surviving Corporation.

     6. Failure to Surrender Certificates. In the event that any certificates formerly representing Company Common Shares are not surrendered for exchange by the fourth anniversary of the

Effective Date, CoreStates may deposit with its Transfer Agent, for the account of the holders of such unsurrendered certificates, certificates representing the CoreStates Common Shares to which the holders of such unsurrendered certificates would be entitled upon surrender thereof. The Transfer Agent will be instructed to sell such CoreStates Common Shares at the prevailing market price and to hold the net sales proceeds therefrom, together with any previously accrueddividends therefrom, together with any previously accrued dividends thereon, in an account for the holders of such unsurrendered certificates; provided that after the expiration of two years from the date of such deposit CoreStates shall have the right to direct the balance of the cash remaining in such account to be transferred to it, after which the holders of such surrendered certificates shall look only to CoreStates for such payment. Any interest accruing on the funds in such account shall be for the sole benefit of CoreStates.

     7. Termination. This Plan of Merger may be terminated at any time on or before the Effective Date by agreement of the Boards of Directors of the Constituent Corporations. This Plan of Merger shall be automatically terminated if the Company or CoreStates validly terminates the Reorganization Agreement.

     8. Waiver. Subject to applicable law, any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the Constituent Corporations is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such Constituent Corporation, and this Plan of Merger may be amended, modified or supplemented in any manner by an agreement in writing approved by the Boards of Directors of the Constituent Corporations at any time before or after approval of this Plan of Merger by the shareholders of the Company; provided that no such waiver, amendment, modification or supplement shall be made after such approval which shall affect the rights of the shareholders of the Company in a manner which, in the judgment of the Board of Directors of the Company, is materially adverse to such shareholders, unless the shareholders shall have further approved such waiver, amendment, modification or supplement.

     9. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (b) otherwise carry out the purposes of this Plan of Merger, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

                                                                     EXHIBIT B

                           Stock Option Agreement

     STOCK OPTION AGREEMENT, dated as of February 13, 1992 (the "Agreement"), by and between FIRST PEOPLES FINANCIAL CORPORATION, a New Jersey corporation (the "Company"), and CORESTATES FINANCIAL CORP, a Pennsylvania corporation ("CoreState").

     WHEREAS, CoreStates and the Company propose to enter into an Agreement and Plan of Reorganization dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of the Company with and into CoreStates (the "Merger"), pursuant to which the outstanding shares of Common Stock, par value $6.00 per share ("Company Common Shares"), of the Company will be converted into shares of Common Stock, par value $1 per share ("CoreStates Common Shares"), of CoreStates;

     WHEREAS, as a condition to CoreStates entering into the Merger Agreement, CoreStates has requested that the Company agree, and the Company has agreed, to grant CoreStates the option set forth herein to purchase authorized but unissued, or treasury Company Common Shares;

     NOW, THEREFORE, intending to be legally bound and in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1.  Grant of Option.

     The Company hereby grants to CoreStates an irrevocable option (the "Option") to purchase up to 499,524 shares of Company Common Shares (the "Option Shares") at a purchase price of $28.50 per Option Share (the "Purchase Price").

     2.  Exercise of Option.

     (a) CoreState, if not in breach of the Merger Agreement, may exercise the Option, in whole, but not in part, at any time if a Purchase Event (as defined below) shall have occurred; provided, that to the extent a notice to exercise the Option shall not have been issued pursuant to subsection (c) of this Section 2, the Option shall terminate (i) at the effective time of the Merger; or (ii) upon termination of the Merger Agreement prior to the occurrence of a Purchase Event; provided however that if a Purchase Event has occurred prior to or concurrently with the termination of the Merger Agreement, the Option shall remain in effect until the option Expiration Date (hereinafter defined); and provided further, however, that nay exercise of the

Option shall be subject to compliance with applicable law, including the Bank Holding Company Act of 1956, as amended, and Pennsylvania and New Jersey banking laws. The rights set forth in Section 7 shall not terminate when the right to exercise the Option terminates as set forth herein, but shall extend to such time as is provided in Section 7.

     (b) As used herein, a "Purchase Event" shall mean any of the following events:

          (i) any person (other than CoreStates or any subsidiary of CoreStates) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange ACt")), a tender offer or exchange offer to purchase Company Common Shares, which offer shall not have been withdrawn prior to the scheduled date of the Company shareholder meeting, such that, upon consummation of such offer, such person could own or control 25 percent or more of the outstanding Company Common Shares;

         (ii) the Company or any subsidiary of the Company shall have authorized, recommended, proposed or announced an intention to authorize, recommend or propose, or entered into, an agreement with any person (other than CoreStates or any subsidiary of CoreStates) to (A) merge or consolidate with the Company or enter into any similar transaction with such person, (B) sell, lease or otherwise dispose of all or substantially all of the assets of the Company to such person, or (C) sell or otherwise dispose of (including by way of merger, consolidation, share exchange or similar transaction) securities representing 25 percent of more of the voting power of the Company;

        (iii) any person (other than CoreStates or any subsidiary of CoreStates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3) under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns, 25 percent or more of the outstanding Company Common Shares;

         (iv) the shareholders of the Company shall have disapproved the Merger after any person (other than CoreStates or any subsidiary of CoreStates) shall have publicly announced a proposal, which was not withdrawn prior to the scheduled date of the shareholder meeting, to (A) acquire the Company or any subsidiary of the Company by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, or (B) make an offer described in clause (i) above;

          (v) the Board of Directors shall have recommended that the Company's shareholders accept any tender or exchange offer with respect to their Company Common Shares (other than an offer made by or on behalf of CoreStates) or shall have withdrawn or modified in a manner adverse to CoreStates its recommendation with respect to the Merger; or

          (vi) any person (other than CoreStates or any subsidiary of CoreStates) shall, with respect to the Company Common Shares, have solicited proxies, executed any written consent or become a participant in any solicitation (as such terms are defined in Regulation 14A under the Exchange Act) and the shareholders of the Company shall have disapproved the Merger.

As used in this Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (c) In the event CoreStates wishes to exercise the Option, it shall send to the Company a written notice (the date of which being herein referred to as the "Notice Date") specifying a place and date not earlier than the fifth business day immediately following the Notice Date nor later than twenty business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing"), cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated.

     3.  Payment and Delivery of Certificates.

     (a) On the Closing Date, CoreStates shall pay to the Company the Purchase Price for the Option Shares pursuant to the exercise of the Option, in immediately available funds by wire transfer to a bank designated by the Company and the Company shall deliver to CoreStates a certificate or certificates representing the Option Shares, free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever.

     (b) Certificates for the Option Shares delivered at the Closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF _____________, 1992.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if CoreStates shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended (the "Securities Act") and that the above legend with respect to this Agreement shall be removed by delivery of substitute certificates without such legend in connection with a proposed transfer if CoreStates shall have delivered an opinion of counsel, in form and substance satisfactory to the Company and its counsel to the effect that the proposed transfer will comply with Section 10(h) hereof.

     4.   Representations and Warranties of the Company.

     The Company hereby represents and warrants to CoreStates as follows:

          (a) Due Authorization. The Company has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company, and constitutes a legal, valid and binding agreement of the Company.

          (b) Authorized Shares. The Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Company Common Shares upon the exercise of the Option terminates, will have reserved for issuance, Company Common Shares necessary for CoreStates to exercise the Option and will take all necessary corporate action to authorize and reserve for issuance all additional Company Common Shares or other securities which may be issued pursuant to Section 6, upon exercise of the Option. The Company Common Shares to be issued upon due exercise of the Option, including all additional shares or other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any of the shareholders of the Company.

          (c) No Conflicts. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder do not and will not (i) violate, conflict with, or result in a breach of, any of the provisions of its Articles or Bylaws, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective assets may be bound, other than such defaults (or rights of termination, cancellation or acceleration) which individually or in the aggregate do not and will not have a material adverse effect on the financial condition and results of operations of the Company and its subsidiaries taken as a whole, or (ii) subject to the obtaining of the governmental and other consents referred to herein, violate any judgment, decree, order, law or regulation applicable to the Company, any of its subsidiaries or any of their respective assets, other than such violations which individually or in the aggregate do not and will not have a material adverse effect on the financial condition and results of operations of the Company and its subsidiaries taken as a whole.

     5.  Representations and Warranties of CoreStates.

     CoreStates hereby represents and warrants to the Company as follows:

         (a) Due Authorization. CoreStates has the requisite corporate power and authority to enter into and perform this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of CoreStates and has been dully executed by a duly authorized officer of CoreState, and constitutes a legal, valid and binding agreement of CoreStates.

         (b) Purchase Not for Distribution. CoreStates will not sell or otherwise dispose of any Company Common Shares purchased pursuant to the Option in violation of applicable law to the provisions of this Agreement. Shares purchased pursuant to this Agreement are for investment purposes only and shall not be purchased with a view towards distribution thereof.

     6.  Adjustment upon Changes in Capitalization.

     In the event of any change in Company Common Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalization, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Option, and the Purchase Price, shall be adjusted appropriately so that CoreStates shall receive upon exercise of the Option the number and class of shares or other securities or property that CoreStates would have received in respect of the Company Common Shares purchasable upon exercise of the Option if the Option had been exercised immediately prior to such event. In the event that any additional Company Common Shares are issued after the date of this agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of Company Common Shares subject to the Option shall be adjusted so that, after such issuance, it equals at least 20 percent of the number of Company Common Shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     7.  Repurchase.

     At any time commencing upon the occurrence of a Purchase Event and ending six months immediately thereafter (the "Repurchase Period"), the Company (or any successor entity thereof) shall have the right to repurchase from CoreStates and CoreStates shall have the right to require the Company to repurchase the Option, at the price equal to the difference between the "Market/Tender Offer Price" for Company Common Shares (defined as the higher of the highest price or value per share at which a tender or exchange offer has been made for Company Common Shares or the highest sale price for Company Common Shares on the principal trading market on which such shares are traded, as reported by a recognized source, within that portion of the Repurchase Period preceding the date CoreStates gives notice of the required repurchase under this Section 7) and the Purchase Price, multiplied by the number of Company Common Shares purchasable pursuant to the Option, but only if he Market/Tender Offer Price is greater than such exercise price.

     In the event CoreStates exercises its rights under this Section 7, the Company shall, within three business days after receipt of notice thereof, pay the required amount to CoreStates in immediately available funds and CoreStates shall surrender to the Company the Option.

     8.  Registration Rights.

     The Company shall, if requested by CoreStates, as expeditiously as possible prepare and file up to two registration statements under the Securities Act and shall use its best efforts to qualify under any applicable state securities laws (provided the Company shall have no obligation to qualify to do business in any jurisdiction or to file a general consent to service of process in any jurisdiction), if necessary in order to permit the sale or other disposition of any of all Company Common Shares that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition stated by CoreStates at anytime within four years of the exercise of the Option. The Company shall use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration effective for a period of not less than 180 days from the day such registration statement first becomes effective unless, in the written opinion of counsel to the Company, addressed to CoreStates and which shall be satisfactory in form and substance to CoreStates and its counsel, registration is not required for such proposed disposition by CoreStates. The registrations effected under this Section 8 shall be at the Company's expense except for underwriting discounts or commissions, brokers fees and the fees and disbursements of CoreStates' counsel attributable to the registration of such Company Common Shares. CoreStates shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. Each of the Company and CoreStates (the "Indemnifying Party") shall indemnify and hold harmless the other (the "Indemnified Party"), its affiliates and each of their respective officers and directors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the consent of the Indemnifying Party (which shall not be unreasonably withheld), all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, or omissions or alleged omissions from, each registration statement (and related prospectus) required to be filed pursuant to this Section 8, except insofar as any such statement or alleged omission arises from information furnished in writing by the Indemnified Party specifically for inclusion in the registration statement.
In the event the Company effects a registration of Company Common Shares for its own account or for any other shareholders of the Company (other than on Form S-4 or Form S-8, or any successor form), it shall allow CoreStates to participate in such registration and such participation shall not affect the obligation of the Company to effect two registration statements for CoreStates; provided, however, that if the managing underwriters of such offering advise the Company in writing that in their opinion the number of Company Common Shares requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include the securities requested to be included therein (including for its own account) pro rata. If requested by CoreStates in connection with any such registration, the Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

          9.  Listing.

          If the Company Common Shares are then listed on the New York Stock Exchange, the Company, upon the request of CoreStates, will promptly file an application to list the Company Common Shares to be acquired upon exercise of the Option on the New York Stock Exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

     10.  Miscellaneous.

     (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provisions of this Agreement may be waived at any time by the party that is entitled to the benefits thereof.
This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is intended for the sole and exclusive benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder and no other persons shall have the right to bring any action in connection with this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (d) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such state, without regard to its conflict of law rules.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by overnight express mail or by registered or certified mail, postage prepaid with return receipt requested, addressed as follows (or at such other addresses for such party as shall be specified by notice, except that notice of a change of address shall be effective only upon receipt):

          If to CoreStates to:

              CoreStates Financial Corp
              Broad and Chestnut Streets
              Philadelphia, Pa 19107
              Attn:  Terrence A. Larsen, Chairman
                     and Chief Executive Officer


          with copies to:

              David T. Walker, Deputy Chief Counsel
              CoreStates Financial Corp
              PNB Building - F.C. 1-1-22-1
              Broad and Chestnut Streets
              Philadelphia, PA 19107

          If to the Company:

              First Peoples Financial Corporation
              Cuthbert Boulevard and MacArthur Drive
              Haddon Township, NJ 08101
              Attn:  Jerome S. Goodman, Chairman, President
                     and Chief Executive Officer

          with copies to:

              James R. Tanenbaum, Esq.
              Stroock & Stroock & Lavan
              7 Hanover Square
              New York, NY 10004-2594

           (g) Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

          (h) Transfer or Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder or Option Shares to any other person, without the express written consent of the other party, except that CoreStates may assign its rights and obligations hereunder to a subsidiary, and in the event a Purchase Event shall have occurred, CoreStates may sell, transfer, assign or otherwise dispose of, in whole, but not in part, its rights and obligations in the Option or the Option Shares (collectively the "Restricted Securities") as follows:

          (i) in one or more transactions exempt from the registration requirements of Section 5 of the Securities Act; provided, however, that the aggregate amount of Restricted Securities sold or transferred to any single purchaser and persons known to CoreStates to be affiliates of or persons acting in concert with such purchaser in any such transaction shall be limited to that amount of Restricted Securities which, when taken together with the Restricted Securities theretofore sold or transferred to such purchaser and such affiliates and persons, would not upon consummation of the sale thereof or the exercise in full thereof, result in or permit the acquisition of more than 2% of the outstanding Company Common Shares, determined as of the date of such sale or transfer on a pro forma basis, assuming the exercise in full of the Option; or

         (ii) in registered, underwritten public offerings of the Option Shares in which steps are taken to insure that no purchaser will acquire shares equal to 2% of the outstanding Company Common Shares determined on a pro forma basis assuming the exercise of the Option.

     (i) Further Assurances. If CoreStates exercises the Option, the Company and CoreStates will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transaction contemplated hereby.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (k) Public Statements. The parties hereto will consult and cooperate with each other in connection with all press releases, announcements and public statements with respect to the Merger and this Agreement; provided, that such consultation and cooperation shall not interfere with any obligation of the parties to disclose any information as required by applicable law or stock exchange rule or regulation.

     (l) Additional Definition. "Option Expiration Date" shall mean the date that is six months after the occurrence of a Purchase Event, provided that (i) in the event during the period beginning on the 27th day and ending on the 90th day prior to such date CoreStates shall have requested that Option Shares be registered pursuant to Section 8 hereof and a registration statement covering such Option Shares shall not have become effective under the Securities Act by the 30th day after such request, the Option Expiration Date shall be deferred by the number of days between such 30th day and the date on which a registration statement covering such Option Shares becomes effective, (ii) in the event a sale of the Option or Option Shares shall have been prohibited under the terms of any preliminary injunction or restraining order or comparable order of any court and such order shall remain in effect beyond the 60th day prior to such day, the Option Expiration Date shall be deferred by the number of days between such 60th day and the date on which it is dissolved or withdrawn.

     IN WITNESS WHEREOF, each of the parties has executed this Stock Option Agreement as of the day and year first written above.


                                      FIRST PEOPLES FINANCIAL CORPORATION

                                           /S/ Jerome S. Goodman
                                      By:_____________________________
                                         Title:


                                      CORESTATES FINANCIAL CORP

                                           /s/ SIGNATURE
                                      By:_____________________________
                                         Title:


DTW:I:OPTION3.AGT